Prospectus Supplement filed under Rule 424(b)(3)
                                         Registration No. 333-45569

                       Prospectus Supplement

           The Prospectus dated February 4, 1998 relating to the offer for resale of up to $250,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.80% Convertible Subordinated Notes due September 16, 2004 is hereby supplemented to include the following information in the "Selling Securityholders" table in the Prospectus Supplement dated February 25, 1998:


                                                      Principal Amount
                                                       of Registered
                  Selling Holders                          Notes
----------------------------------------------------  ----------------
Bond Fund Series--Oppenheimer Convertible
  Securities Fund...................................     $9,000,000
BS Debt Income Fund - Class A.......................         18,000
CALAMOS Convertible Fund............................      2,100,000
CALAMOS Growth and Income Fund......................        300,000
Champion International Corporation Master
  Retirement Trust..................................      2,195,000
City of Birmingham Retirement & Relief System.......      2,000,000
Delta Airlines Master Trust.........................      4,890,000
Dorinco Reinsurance Company.........................      2,000,000
The Dow Chemical Company Employees' Retirement Plan.      3,720,000
The Fondren Foundation..............................        160,000
General Electric Mortgage Insurance Corporation.....      6,000,000
Genesee County Employees' Retirement System.........        800,000
Kettering Medical Center Funded Depreciation
  Account...........................................        170,000
LB Series Fund, Inc., Income Portfolio..............        500,000
Lutheran Brotherhood................................      3,500,000
Lutheran Brotherhood Income Fund....................        400,000
Physicians' Reciprocal Insurers Account #7..........      2,250,000
Port Authority of Allegheny County Retirement and
  Disability Allowance Plan for the Employees
  Represented by Local 85 of the Amalgamated
  Transit Union.....................................      2,640,000
RJR Nabisco, Inc. Defined Benefit Master Trust......      2,010,000
Southern Farm Bureau Life Insurance Company.........      1,800,000
SPT.................................................      1,400,000
Unifi, Inc. Profit Sharing Plan and Trust...........        345,000
United Food and Commercial Workers Local 1262 and
  Employers Pension Fund............................        950,000
----------------------------------------------------  ----------------
Total of Above......................................    $49,148,000
                                                      ================



        This Prospectus Supplement is dated July 24, 1998.